Exhibit 99

PepsiAmericas’ Reported Diluted Earnings Per Share

Consistent with Previously Revised Guidance

Minneapolis, MN, January 28, 2003 — PepsiAmericas, Inc. (NYSE: PAS) today reported its results for the fourth quarter and full year of 2002.  Net income, as reported, was $7.3 million, compared to a loss of $62 million in the fourth quarter of 2001, and diluted earnings per share (EPS) were $.05 per share, compared to a loss of $.40 per share in the prior-year fourth quarter.  The prior-year fourth quarter results were reduced by an after tax charge recorded as part of discontinued operations for environmental liabilities related to previously sold businesses of $71.2 million, or $.46 per share.  In addition, the 2002 fourth quarter results benefited from the change in accounting for goodwill.  In the 2001 fourth quarter, goodwill amortization increased the net loss by $11.0 million, or $0.07 per share.

For the full year, net income was $129.7 million in 2002, compared to net income of $18.9 million in 2001, and EPS were $.85 per share, compared to $.12 per share in the previous year.  For the full year, EPS from continuing operations was $0.89 per share.  Results for 2002 (as previously reported in the second quarter) were reduced by net special charges after tax of $1.6 million related primarily to the Central European operations and an after tax charge of $6.0 million or $.04 per share for environmental liabilities from discontinued operations.  Full year 2001 net income was reduced by the fourth quarter charge from discontinued operations and by goodwill amortization of $48.3 million after tax, or $.31 per share.  Excluding the impact of the discontinued operations and net special charges, 2002 full year EPS was $0.90 per share.  A table that incorporates the above items is attached to the financial statements in order to make comparison of 2002 and 2001 more meaningful.

Fourth-Quarter Highlights

•                  Total volume increased 0.9 percent, which included international volume growth of 8.8 percent offset by a decline in domestic volume of 1.4 percent.

•                  Worldwide net sales grew 0.4 percent to $757.9 million compared to $754.8 million in the previous year.    Domestic net sales decreased 1.0 percent to $641.3 million from $648.1 million in the prior-year fourth quarter.  Net sales in Central Europe grew 8.3 percent to $66.6 million from $61.5 million in the prior-year fourth quarter and net sales in the Caribbean grew 10.6 percent to $50 million from $45.2 million in the prior-year fourth quarter.

•                  Domestic average selling prices increased 0.7 percent

•                  Operating income in the current quarter declined to $31.3 million compared to $41.2 million in the prior-year fourth quarter.

•                  Earnings before interest, taxes, depreciation and amortization (EBITDA) in the current quarter declined 20 percent to $73.1 million compared to $91.5 million in the prior-year fourth quarter.

“Our domestic 4th quarter results are unacceptable.  They erased nine months of strong profit growth and overshadowed our significant progress in Central Europe and the Caribbean,” said Robert C. Pohlad, Chairman and Chief Executive Officer of PepsiAmericas.  “Our domestic business experienced a negative shift in channel and package mix as our fourth quarter marketing initiatives were unable to provide growth over last year’s successful new product introductions.  In addition, a softening trend in our single serve carbonated soft drink volume accelerated.  We can and must do a better job of managing our domestic business in 2003 and we expect to do that.”

The decline in fourth quarter domestic volume of 1.4 percent reflected low single digit decreases in both trademark Pepsi and trademark Mountain Dew brands offset by increases in Sierra Mist, Lipton Brisk, Aquafina and Dr Pepper.   Volume performance by package reflected softness in both single serve, including 20 ounce and one-liter non-returnable packages, two-liter packages and total can packages offset by growth in 24-ounce take home non-returnable packages, primarily in supermarkets.  Pricing in the quarter, up 0.7 percent, was essentially equally driven by rate increases and contributions from package mix.  Domestic operating income was $38.5 million compared to $55.7 million in the prior-year fourth quarter.  Domestic operating income in the prior-year fourth quarter was reduced by goodwill amortization of $12.5 million and special charges of $1.7 million.

Total volume in Central Europe increased 9.4 percent in the fourth quarter, reflecting growth in all four countries.  Volume growth was achieved in carbonated soft drink and water offerings in single-serve and multi-serve PET packages.   There was strong growth in the new age beverage category, representing three percent of total mix, primarily through still drinks distributed under the Toma brand name.  Pricing on a per unit basis declined in Central Europe by 0.5 percent principally led by declines in Poland offset by increases in Hungary and the Czech Republic.  The pricing improvements in Hungary and the Czech Republic reflected the impact of favorable foreign exchange rates.  Operating losses in Central Europe were $8.2 million compared to $15.1 million in the prior-year fourth quarter.  Operating results for the fourth quarters of 2002 and 2001 included special charges, net, of $3.5 million and $7.5 million, respectively.

Volume in the Caribbean increased 7.4 percent in the fourth quarter of 2002 compared to same period last year with growth occurring in each of the countries, including Puerto Rico, Jamaica, and Trinidad.  The Caribbean reported operating income of $1.0 million, up 57.7 percent compared to operating income of $0.6 million in the prior-year fourth quarter, due mainly to improved pricing and volume growth.

On a worldwide basis, gross profit margin was 37.3 percent in the 2002 fourth quarter compared to 38.7 percent in the prior-year fourth quarter.  The deterioration of the gross profit margin was primarily attributed to the domestic operations.   During the quarter, selling, distribution and administrative (SD&A) expenses increased 8.2 percent and also increased as a percent of net sales, which was attributed to higher compensation and benefits, depreciation and insurance costs in the domestic operations.

2002 Full Year Highlights

•                  Total volume increased 3.5 percent, including domestic volume growth of 1.9 percent and international volume growth of 8.8 percent.

•                  Worldwide net sales grew 3.1 percent to $3.24 billion from $3.14 billion in the previous year, which included the impact of reclassifying certain expenses related to pouring rights agreements, previously included in SD&A expenses.  This reclassification reduced net sales and reduced SD&A in both 2002 and 2001.  Domestic net sales increased 2.3 percent to $2.76 billion from $2.70 billion in the prior year.  Net sales in Central Europe grew 10.3 percent to $298.4 million from $270.6 million in the prior year and net sales in the Caribbean grew 4.2 percent to $180.9 million from $173.7 million in the prior year.

•                  Domestic average selling prices increased 1.6 percent

•                  Operating income was $300.7 million compared to $268.4 million in 2001.  Operating income in 2002 benefited from the change in accounting for goodwill.  In 2001, amortization of goodwill reduced operating income by $50 million.

•                  EBITDA was $460.4 million compared to $466.8 million in the prior year.

The domestic volume growth of 1.9 percent reflected a low single-digit increase in trademark Mountain Dew, and was led by regular and diet Code Red, strong double-digit growth in Sierra Mist and Aquafina, and single-digit growth in Dr Pepper.  Trademark Pepsi volume declined slightly, down 0.5 percent.  Volume performance by package reflected growth in cans and 24-ounce take-home non-returnable packages offset by softness in single serve, including 20 ounce and one-liter non-returnable packages, and two-liter packages.  Pricing for the year, up 1.6 percent, was attributable to rate increases of 1.1 percent and package mix contribution of 0.5 percent.  Domestic operating income was $314.7 million compared to $297 million in 2001. Domestic operating results in 2001 were reduced by amortization of goodwill of $48.3 million and special charges of $6.3 million and were increased by the pension curtailment gain of $8.9 million.

Total volume in Central Europe increased 12.1 percent for the full year compared to 2001, reflecting growth in all four countries.  Volume improvement reflected strong single digit growth in carbonated soft drinks, primarily from single-serve PET offerings and multi-serve PET packages, and double-digit growth in water offerings.   Strong growth was also achieved in the new age beverage category primarily through still drinks distributed under the Toma brand name.  Pricing on a per unit basis declined in Central Europe by 0.8 percent, principally led by declines in Poland offset by increases in Hungary.  The pricing improvements in Hungary reflected the benefits of favorable foreign exchange rates.  Operating losses in Central Europe were $10.6 million compared to operating losses of $27.1 million in 2001.  Operating results for the full year 2002 and 2001 included special charges of $2.6 million and $7.5 million, respectively.

Volume in the Caribbean decreased 0.4 percent in 2002 compared to 2001, reflecting declines in Puerto Rico and Jamaica.  Pricing on a per unit basis increased 3.9 percent in 2002, with pricing improvements achieved in all markets.  The Caribbean group reported an operating loss of $3.4 million, compared to an operating loss of $1.5 million in 2001.

On a worldwide basis, gross profit margin was 39.3 percent in 2002, compared to 39.2 percent in 2001.  SD&A expenses increased 6.6 percent for the full year and also increased as a percent of net sales, which was attributed to higher compensation and benefits, depreciation and insurance costs in the domestic operations.

Outlook

The Company stated that  in fiscal 2003 it expects to achieve earnings per share growth of 9 to 11 percent, along with worldwide volume growth of 2 to 3 percent.  The Company expects net price increases in the range of 2.5 to 3.5 percent and cost increases in the mid-single digits.

PepsiAmericas is the number-two anchor bottler in the Pepsi system with operations in 18 states as well as Puerto Rico, Jamaica, the Bahamas, Barbados, Trinidad and Tobago, Poland, Hungary, the Czech Republic and Republic of Slovakia.  In total, the Company serves areas with a population of more than 117 million people.  PepsiAmericas manufactures, distributes and markets a broad portfolio of Pepsi-Cola and other regional brands.  PepsiCo, Inc. (NYSE: PEP) holds approximately a 38.8 percent equity interest in PepsiAmericas.  For more information about PepsiAmericas, please visit www.pepsiamericas.com.

PepsiAmericas will hold an earnings conference call at 9:00 AM CDT on Wednesday, January 29, 2003, which will be available through a live webcast over the Internet.  To listen live to this discussion with financial analysts, please dial 800-289-0572 within the U.S. and 913-981-5543 from outside the U.S.  Request the PepsiAmericas conference call.  A playback of the discussion will also be available until February 7, 2003.  To listen to the archived call, please dial 888-203-1112 within the US and 719-457-0820 from outside the US, enter the replay passcode 445599.  A live webcast will also be available through the company’s website at www.pepsiamericas.com.  A replay of the webcast will be archived and available online through the Investor Relations section of www.pepsiamericas.com.

This release contains forward-looking statements of expected future developments.  We wish to ensure such statements are accompanied by meaningful cautionary statements pursuant to the safe harbor established by the Private Securities Litigation Reform Act of 1995.  The forward-looking statements in the release refer to the expectations regarding continuing operating improvement and other matters.  These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future events and uncertainties, which could materially affect actual performance.  Our future performance involves a number of risks and uncertainties.  Risks and uncertainties that could affect such performance include, but are not limited to, the following: competition, including product and pricing pressures; changing trends in consumer tastes; changes in the company’s relationship and/or support programs with PepsiCo and other brand owners; market acceptance of new product offerings; weather conditions; and cost and availability of raw materials.  Any forward-looking statements should be read in conjunction with information about risks and uncertainties set forth in the company’s Securities and Exchange Commission reports, including its Annual Report on Form 10-K for the year ended December 29, 2001.

PEPSIAMERICAS, INC.
CONDENSED STATEMENTS OF INCOME
FOR FOURTH QUARTER FISCAL 2002
COMPARED WITH THE SAME PERIOD FISCAL 2001
(UNAUDITED AND IN MILLIONS, EXCEPT PER SHARE DATA)

	Fourth Quarter
	2002	2001

Net sales	$757.9	$754.8
Cost of goods sold	475.4	462.4
Gross profit	282.5	292.4
Selling, delivery and administrative expenses	247.7	228.8
Amortization expense	-	13.2
Special charges, net	3.5	9.2
Operating income	31.3	41.2
Interest expense, net	(19.8)	(19.0)
Other expense, net	(1.8)	(2.8)
Income before income taxes	9.7	19.4
Income taxes	2.4	10.2
Income from continuing operations	7.3	9.2
Loss from discontinued operations, after taxes	-	(71.2)

Net income (loss)	$7.3	$(62.0)

Basic income (loss) per share:
Continuing operations	$0.05	$0.06
Discontinued operations	-	(0.46)
Net income (loss)	0.05	(0.40)

Weighted average shares outstanding	149.0	155.2

Diluted income (loss) per share:
Continuing operations	$0.05	$0.06
Discontinued operations	-	(0.46)
Net income (loss)	0.05	(0.40)

Weighted average shares outstanding	150.0	155.6

PEPSIAMERICAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR FISCAL YEAR 2002
COMPARED WITH FISCAL YEAR 2001
(UNAUDITED AND IN MILLIONS, EXCEPT PER SHARE DATA)

	Fiscal Year
	2002	2001

Net sales	$3,239.8	$3,144.0
Cost of goods sold	1,967.4	1,912.1
Gross profit	1,272.4	1,231.9
Selling, delivery and administrative expenses	969.1	908.6
Amortization expense	-	50.0
Special charges, net	2.6	13.8
Gain on pension curtailment	-	(8.9)
Operating income	300.7	268.4
Interest expense, net	(76.4)	(90.8)
Other (expense) income, net	(4.1)	(3.7)
Income before income taxes	220.2	173.9
Income taxes	84.5	83.8
Income from continuing operations	135.7	90.1
Loss from discontinued operations, after taxes	(6.0)	(71.2)

Net income	$129.7	$18.9

Basic income (loss) per share:
Continuing operations	$0.89	$0.58
Discontinued operations	(0.04)	(0.46)
Net income (loss)	0.85	0.12

Weighted average shares outstanding	152.1	155.9

Diluted income (loss) per share:
Continuing operations income	$0.89	$0.58
Discontinued operations loss	(0.04)	(0.46)
Net income (loss)	0.85	0.12

Weighted average shares outstanding	153.0	156.6

PEPSIAMERICAS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF FISCAL YEAR END 2002 AND 2001
(UNAUDITED AND IN MILLIONS)

	2002	2001

Cash	$113.8	$64.4
Receivables	202.6	197.1
Inventory	170.2	173.4
Other current assets	63.3	45.9
Total current assets	549.9	480.8
Net property	1,130.8	1,067.1
Intangible assets	1,757.7	1,749.3
Other assets	124.2	122.1

Total assets	$3,562.6	$3,419.3

Short-term debt	$303.1	$255.2
Payables	197.9	216.5
Other current liabilities	197.0	171.6
Total current liabilities	698.0	643.3
Long-term debt	1,080.7	1,083.4
Deferred income taxes	82.2	45.4
Other liabilities	253.1	216.9

Shareholders' equity	1,448.6	1,430.3

Total liabilities and shareholders' equity	$3,562.6	$3,419.3

PEPSIAMERICAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR FISCAL YEAR 2002
COMPARED WITH FISCAL YEAR 2001
(UNAUDITED AND IN MILLIONS)

	Fiscal Year
	2002	2001

Cash Flows from Operating Activities:
Income from continuing operations	$135.7	$90.1
Adjustments to reconcile to net cash provided by operating activities of continuing operations:
Depreciation and amortization	163.8	202.1
Deferred income taxes	62.9	39.2
Gain on pension curtailment	-	(8.9)
Gain on sale of investment	(3.5)	-
Special charges, net	2.6	13.8
Cash outlays related to special charges	(5.8)	(19.0)
Other	6.7	(4.8)
Changes in assets and liabilities, exclusive of acquisitions and divestitures:
Net change in primary working capital	(2.2)	(3.9)
Net change in other assets and liabilities	(28.9)	8.2
Net cash provided by operating activities of continuing operations	331.3	316.8

Cash Flows from Investing Activities:
Capital investments, net	(211.4)	(215.0)
Acquisitions and divestitures, net	(10.8)	(7.7)
Proceeds from investment sale	26.5	2.1
Net cash used in investing activities	(195.7)	(220.6)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	249.1	352.7
Repayment of long-term debt	-	(204.4)
Net repayments of short-term debt	(226.6)	(185.6)
Issuance of common stock	5.4	10.7
Dividends	(6.1)	(6.2)
Treasury stock purchases	(91.8)	(39.2)
Net cash used in financing activities	(70.0)	(72.0)

Net cash used in discontinued operations	(15.5)	(11.3)
Effects of exchange rate changes on cash and equivalents	(0.7)	0.3
Change in cash and equivalents	49.4	13.2
Cash and equivalents at beginning of year	64.4	51.2
Cash and equivalents at end of year	$113.8	$64.4

Notes to condensed consolidated financial statements (unaudited)

1.                                       The following table is provided to make the comparisons of fiscal year 2002 to 2001 more meaningful (unaudited and in millions, except per share data):

	2002		2001
	Operating	Net	Operating	Net
	Income	Income	Income	Income
Fourth Quarter
Reported results	$31.3	$7.3	$41.2	$(62.0)
Exclude amortization expense			13.0	11.0
Exclude discontinued operations				71.2
Exclude special charges, net	3.5	2.2	9.2	5.7

Adjusted Comparisons	$34.8	$9.5	$63.4	$25.9

Year-to-Date
Reported results	$300.7	$129.7	$268.4	$18.9
Exclude amortization expense	-	-	49.8	48.3
Exclude charge to discontinued operations	-	6.0	-	71.2
Exclude gain on land sale	-	(2.1)	-	-
Exclude special charges, net	2.6	1.6	13.8	8.5
Exclude gain on pension curtailment	-	-	(8.9)	(5.4)

Adjusted Comparisons	$303.3	$135.2	$323.1	$141.5

Adjustments included in this summary were as follows:

Discontinued operations have been excluded in the above table.

A gain of $2.1 million after tax was recorded on the sale of a parcel of land in the second quarter of 2002.

The Company recorded a special charge in the fourth quarter of fiscal year 2002 related to continued revamping of its marketing and distribution strategy in Poland, the Czech Republic and Slovakia.  The charges are primarily for severance costs and related benefits and accelerated depreciation of assets.

Fiscal year 2001 has been adjusted for amortization expense, which assumes SFAS No. 142 had been adopted as of the beginning of the year.  Additionally, the effective tax rate, excluding special charges and credits, was adjusted to the post-implementation rate of  38.2 percent.

Special charges in the first quarter of fiscal year 2001 related to further organizational changes resulting from the merger with the former PepsiAmericas.  This charge was principally composed of severance and related benefits.

The pension curtailment gain recorded in the first quarter of 2001 resulted from the integration of former Whitman and former PepsiAmericas domestic benefit plans.  The domestic salary pension plans were replaced by an additional 401(K) plan contribution.

2.                                       In response to the new U.S. Securities and Exchange Commission's Final Rule, "Conditions for Use of Non-GAAP Financial Measures," attached below is a reconciliation to the Company's non-GAAP EBITDA measure to the comparable U.S. GAAP measure:

	2002	2001
Fourth Quarter
Operating Income	$31.3	$41.2
Addback:
Depreciation	43.6	39.9
Amortization	-	13.2
Less:
Other expense	1.8	2.8
	73.1	91.5

Year-to-Date
Operating Income	300.7	268.4
Addback:
Depreciation	163.8	152.1
Amortization	-	50.0
Less:
Other expense	4.1	3.7
	460.4	466.8